UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 31, 2005

Nara Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50245	95-4170121
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3701 Wilshire Boulevard, Suite 220, Los Angeles, CA	90010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (213) 639-1700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into Material Definitive Agreement.

                After the close of the market on August 31, 2005, Nara Bancorp, Inc. (the “Company”) and Dr. Chong-Moon Lee, a director and Chairman of the Board of Directors of the Company, entered into a Stock Purchase Agreement (the “Agreement”) whereby Dr. Lee agreed to purchase from the Company $20 million of newly issued shares of common stock at the market value on such date of $13.88 per share, or a total of 1,440,922 shares of common stock.  The purchase price was determined by using the closing bid price for the Company’s common stock on the Nasdaq National Market on August 31, 2005, the date on which both parties executed the agreement.  No underwriting discount or placement agent fee will be payable in connection with this transaction.

The parties have agreed that a condition to closing will be the delivery of a fairness opinion to the Company related to this transaction.  The Company has engaged an investment banking firm to provide a fairness opinion in connection with this transaction.  Under the terms of the Agreement, the closing of the transaction must occur no later than September 30, 2005.  The shares of common stock sold under the Agreement will be restricted, and the Company has not agreed to register the shares for resale under the Securities Act of 1933.

A copy of the Agreement is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K.  The preceding description of the Agreement is summary in nature and does not purport to be complete, and it should be read in connection with Exhibit 99.1 attached hereto.

Item 3.02  Unregistered Sale of Equity (Common Stock) Securities.

The disclosures contained in Item 1.01 of this Report are hereby incorporated by reference under this Item 3.02.

Item 9.01               Financial Statements and Exhibits.

(c)           Exhibits.

Exhibit Number	Description
99.1	Stock Purchase Agreement, dated August 31, 2005, by and between Nara Bancorp, Inc. and Dr. Chong Moon Lee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nara Bancorp, Inc.

Date: September 7, 2005	/s/ Alvin D. Kang
Alvin D. Kang
Chief Financial Officer